Filed pursuant to Rule 433

Registration No. 333-232770

Issuer Free Writing Prospectus dated March 25, 2020

Relating to Preliminary Prospectus Supplement dated March 25, 2020

NIKE, Inc.

Pricing Term Sheet

Issuer:	NIKE, Inc.
Format:	SEC Registered
Trade Date:	March 25, 2020
Settlement Date (T+2):	March 27, 2020
Expected Ratings*:	A1 / AA-, Moody’s / S&P
Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC.
Co-Managers:	RBC Capital Markets, LLC Standard Chartered Bank Academy Securities, Inc. Loop Capital Markets LLC Multi-Bank Securities, Inc.

2.400% Notes due 2025

Securities:	2.400% Notes Due 2025
Principal Amount:	$1,000,000,000
Maturity Date:	March 27, 2025
Coupon:	2.400%
Price to Public:	99.864%
Yield to Maturity:	2.429%
Spread to Benchmark Treasury:	T + 190 basis points
Benchmark Treasury:	UST 1.125% due February 28, 2025
Benchmark Treasury Price and Yield:	102-28 3/4 ; 0.529%
Interest Payment Dates:	March 27 and September 27, starting September 27, 2020
Make-Whole Call:	T + 30 basis points prior to February 27, 2025
Par Call:	On or after February 27, 2025
CUSIP# / ISIN#:	654106 AH6 / US654106AH65

2.750% Notes due 2027

Securities:	2.750% Notes Due 2027
Principal Amount:	$1,000,000,000
Maturity Date:	March 27, 2027
Coupon:	2.750%
Price to Public:	99.987%
Yield to Maturity:	2.752%
Spread to Benchmark Treasury:	T + 200 basis points
Benchmark Treasury:	UST 1.125% due February 28, 2027
Benchmark Treasury Price and Yield:	102-16+ ; 0.752%
Interest Payment Dates:	March 27 and September 27, starting September 27, 2020
Make-Whole Call:	T + 30 basis points prior to January 27, 2027
Par Call:	On or after January 27, 2027
CUSIP# / ISIN#:	654106 AJ2 / US654106AJ22

2.850% Notes due 2030

Securities:	2.850% Notes Due 2030
Principal Amount:	$1,500,000,000
Maturity Date:	March 27, 2030
Coupon:	2.850%
Price to Public:	99.853%
Yield to Maturity:	2.867%
Spread to Benchmark Treasury:	T + 200 basis points
Benchmark Treasury:	UST 1.500% due February 15, 2030
Benchmark Treasury Price and Yield:	105-31+ ; 0.867%
Interest Payment Dates:	March 27 and September 27, starting September 27, 2020
Make-Whole Call:	T + 30 basis points prior to December 27, 2029
Par Call:	On or after December 27, 2029
CUSIP# / ISIN#:	654106 AK9 / US654106AK94

3.250%Notes due 2040

Securities:	3.250% Notes Due 2040
Principal Amount:	$1,000,000,000
Maturity Date:	March 27, 2040
Coupon:	3.250%
Price to Public:	99.374%
Yield to Maturity:	3.293%
Spread to Benchmark Treasury:	T + 180 basis points

Benchmark Treasury:	UST 2.375% due November 15, 2049
Benchmark Treasury Price and Yield:	121-02 ; 1.493%
Interest Payment Dates:	March 27 and September 27, starting September 27, 2020
Make-Whole Call:	T + 30 basis points prior to September 27, 2039
Par Call:	On or after September 27, 2039
CUSIP# / ISIN#:	654106 AL7 / US654106AL77

3.375% Notes due 2050

Securities:	3.375% Notes Due 2050
Principal Amount:	$1,500,000,000
Maturity Date:	March 27, 2050
Coupon:	3.375%
Price to Public:	99.663%
Yield to Maturity:	3.393%
Spread to Benchmark Treasury:	T + 190 basis points
Benchmark Treasury:	UST 2.375% due November 15, 2049
Benchmark Treasury Price and Yield:	121-02 ; 1.493%
Interest Payment Dates:	March 27 and September 27, starting September 27, 2020
Make-Whole Call:	T + 30 basis points prior to September 27, 2049
Par Call:	On or after September 27, 2049
CUSIP# / ISIN#:	654106 AM5 / US654106AM50

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by contacting BofA Securities, Inc. at (800) 294-1322 (toll-free), Citigroup Global Markets Inc. at (800) 831-9146 (toll-free), Goldman Sachs & Co. LLC at 1-866 471-2526 (toll-free) or J.P. Morgan Securities LLC toll-free at (212) 834-4533 (collect).

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